UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549 Schedule 13G Under the Securities Exchange Act of 1934 (Amendment No. )*
Datto Holding Corp.
(Name of Issuer)
Common Stock, par value $0.001 per share
(Title of Class of Securities)
23821D 100
(CUSIP Number)
December 31, 2020
(Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☐ Rule 13d-1(c)

☒ Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 23821D 100	13G	Page 2 of 27 Pages

1		NAMES OF REPORTING PERSONS:
Vista Foundation Fund II, L.P
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a)		☐
(b)		☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0 shares
	6	SHARED VOTING POWER
13,941,912 shares
	7	SOLE DISPOSITIVE POWER
0 shares
	8	SHARED DISPOSITIVE POWER
13,941,912 shares
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
13,941,912 shares (See Item 4)
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
8.66% (a) (See Item 4)
12		TYPE OF REPORTING PERSON (See Instructions)
PN

(a)	All percentages calculated in this Schedule 13G are based upon an aggregate of 160,959,637 shares of common stock outstanding as of November 15, 2020 as indicated in the Issuer’s Quarterly Report on Form 10-Q filed November 23, 2020.

CUSIP No. 23821D 100	13G	Page 3 of 27 Pages

1		NAMES OF REPORTING PERSONS:
Vista Foundation Fund II-A, L.P.
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a)		☐
(b)		☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0 shares
	6	SHARED VOTING POWER
3,175,352 shares
	7	SOLE DISPOSITIVE POWER
0 shares
	8	SHARED DISPOSITIVE POWER
3,175,352 shares
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
3,175,352 shares (See Item 4)
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
1.97% (a) (See Item 4)
12		TYPE OF REPORTING PERSON (See Instructions)
PN

(a)	All percentages calculated in this Schedule 13G are based upon an aggregate of 160,959,637 shares of common stock outstanding as of November 15, 2020 as indicated in the Issuer’s Quarterly Report on Form 10-Q filed November 23, 2020.

CUSIP No. 23821D 100	13G	Page 4 of 27 Pages

1		NAMES OF REPORTING PERSONS:
VFF II FAF, L.P.
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a)		☐
(b)		☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0 shares
	6	SHARED VOTING POWER
846,947 shares
	7	SOLE DISPOSITIVE POWER
0 shares
	8	SHARED DISPOSITIVE POWER
846,947 shares
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
846,947 shares (See Item 4)
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.53% (a) (See Item 4)
12		TYPE OF REPORTING PERSON (See Instructions)
PN

(a)	All percentages calculated in this Schedule 13G are based upon an aggregate of 160,959,637 shares of common stock outstanding as of November 15, 2020 as indicated in the Issuer’s Quarterly Report on Form 10-Q filed November 23, 2020.

CUSIP No. 23821D 100	13G	Page 5 of 27 Pages

1		NAMES OF REPORTING PERSONS:
Vista Foundation Fund II Executive, L.P.
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a)		☐
(b)		☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0 shares
	6	SHARED VOTING POWER
208,600 shares
	7	SOLE DISPOSITIVE POWER
0 shares
	8	SHARED DISPOSITIVE POWER
208,600 shares
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
208,600 shares (See Item 4)
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.13% (a) (See Item 4)
12		TYPE OF REPORTING PERSON (See Instructions)
PN

(a)	All percentages calculated in this Schedule 13G are based upon an aggregate of 160,959,637 shares of common stock outstanding as of November 15, 2020 as indicated in the Issuer’s Quarterly Report on Form 10-Q filed November 23, 2020.

CUSIP No. 23821D 100	13G	Page 6 of 27 Pages

1		NAMES OF REPORTING PERSONS:
Vista Foundation Associates II, LLC
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a)		☐
(b)		☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0 shares
	6	SHARED VOTING POWER
27,193 shares
	7	SOLE DISPOSITIVE POWER
0 shares
	8	SHARED DISPOSITIVE POWER
27,193 shares
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
27,193 shares (See Item 4)
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.02% (a) (See Item 4)
12		TYPE OF REPORTING PERSON (See Instructions)
OO

(b)	All percentages calculated in this Schedule 13G are based upon an aggregate of 160,959,637 shares of common stock outstanding as of November 15, 2020 as indicated in the Issuer’s Quarterly Report on Form 10-Q filed November 23, 2020.

CUSIP No. 23821D 100	13G	Page 7 of 27 Pages

1		NAMES OF REPORTING PERSONS:
Merritt VI Aggregator, LLC
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a)		☐
(b)		☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0 shares
	6	SHARED VOTING POWER
95,553,611 shares
	7	SOLE DISPOSITIVE POWER
0 shares
	8	SHARED DISPOSITIVE POWER
95,553,611 shares
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
95,553,611 shares (See Item 4)
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
59.36% (a) (See Item 4)
12		TYPE OF REPORTING PERSON (See Instructions)
OO

(a)	All percentages calculated in this Schedule 13G are based upon an aggregate of 160,959,637 shares of common stock outstanding as of November 15, 2020 as indicated in the Issuer’s Quarterly Report on Form 10-Q filed November 23, 2020.

CUSIP No. 23821D 100	13G	Page 8 of 27 Pages

1		NAMES OF REPORTING PERSONS:
Vista Foundation Fund II GP, LLC
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a)		☐
(b)		☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0 shares
	6	SHARED VOTING POWER
14,997,459 shares
	7	SOLE DISPOSITIVE POWER
0 shares
	8	SHARED DISPOSITIVE POWER
14,997,459 shares
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
14,997,459 shares (See Item 4)
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
9.32% (a) (See Item 4)
12		TYPE OF REPORTING PERSON (See Instructions)
OO

(a)	All percentages calculated in this Schedule 13G are based upon an aggregate of 160,959,637 shares of common stock outstanding as of November 15, 2020 as indicated in the Issuer’s Quarterly Report on Form 10-Q filed November 23, 2020.

CUSIP No. 23821D 100	13G	Page 9 of 27 Pages

1		NAMES OF REPORTING PERSONS:
VEP Group, LLC
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a)		☐
(b)		☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0 shares
	6	SHARED VOTING POWER
15,024,652 shares
	7	SOLE DISPOSITIVE POWER
0 shares
	8	SHARED DISPOSITIVE POWER
15,024,652 shares
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
15,024,652 shares (See Item 4)
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
9.33% (a) (See Item 4)
12		TYPE OF REPORTING PERSON (See Instructions)
OO

(a)	All percentages calculated in this Schedule 13G are based upon an aggregate of 160,959,637 shares of common stock outstanding as of November 15, 2020 as indicated in the Issuer’s Quarterly Report on Form 10-Q filed November 23, 2020.

CUSIP No. 23821D 100	13G	Page 10 of 27 Pages

1		NAMES OF REPORTING PERSONS:
VFF II GP (Cayman), L.P.
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a)		☐
(b)		☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0 shares
	6	SHARED VOTING POWER
3,175,352 shares
	7	SOLE DISPOSITIVE POWER
0 shares
	8	SHARED DISPOSITIVE POWER
3,175,352 shares
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
3,175,352 shares (See Item 4)
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
1.97% (a) (See Item 4)
12		TYPE OF REPORTING PERSON (See Instructions)
PN

(a)	All percentages calculated in this Schedule 13G are based upon an aggregate of 160,959,637 shares of common stock outstanding as of November 15, 2020 as indicated in the Issuer’s Quarterly Report on Form 10-Q filed November 23, 2020.

CUSIP No. 23821D 100	13G	Page 11 of 27 Pages

1		NAMES OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY):
VFF II GP (Cayman), Ltd.
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a)		☐
(b)		☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0 shares
	6	SHARED VOTING POWER
3,175,352 shares
	7	SOLE DISPOSITIVE POWER
0 shares
	8	SHARED DISPOSITIVE POWER
3,175,352 shares
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
3,175,352 shares (See Item 4)
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
1.97% (a) (See Item 4)
12		TYPE OF REPORTING PERSON (See Instructions)
OO

(a)	All percentages calculated in this Schedule 13G are based upon an aggregate of 160,959,637 shares of common stock outstanding as of November 15, 2020 as indicated in the Issuer’s Quarterly Report on Form 10-Q filed November 23, 2020.

CUSIP No. 23821D 100	13G	Page 12 of 27 Pages

1		NAMES OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY):
Vista Equity Partners Fund VI, L.P.
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a)		☐
(b)		☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0 shares
	6	SHARED VOTING POWER
95,553,611 shares
	7	SOLE DISPOSITIVE POWER
0 shares
	8	SHARED DISPOSITIVE POWER
95,553,611 shares
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
95,553,611 shares (See Item 4)
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
59.36% (a) (See Item 4)
12		TYPE OF REPORTING PERSON (See Instructions)
PN

(a)	All percentages calculated in this Schedule 13G are based upon an aggregate of 160,959,637 shares of common stock outstanding as of November 15, 2020 as indicated in the Issuer’s Quarterly Report on Form 10-Q filed November 23, 2020.

CUSIP No. 23821D 100	13G	Page 13 of 27 Pages

1		NAMES OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY):
Vista Equity Partners Fund VI GP, L.P.
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a)		☐
(b)		☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0 shares
	6	SHARED VOTING POWER
95,553,611 shares
	7	SOLE DISPOSITIVE POWER
0 shares
	8	SHARED DISPOSITIVE POWER
95,553,611 shares
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
95,553,611 shares (See Item 4)
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
59.36% (a) (See Item 4)
12		TYPE OF REPORTING PERSON (See Instructions)
PN

(a)	All percentages calculated in this Schedule 13G are based upon an aggregate of 160,959,637 shares of common stock outstanding as of November 15, 2020 as indicated in the Issuer’s Quarterly Report on Form 10-Q filed November 23, 2020.

CUSIP No. 23821D 100	13G	Page 14 of 27 Pages

1		NAMES OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY):
VEPF VI GP, Ltd.
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a)		☐
(b)		☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0 shares
	6	SHARED VOTING POWER
95,553,611 shares
	7	SOLE DISPOSITIVE POWER
0 shares
	8	SHARED DISPOSITIVE POWER
95,553,611 shares
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
95,553,611 shares (See Item 4)
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
59.36% (a) (See Item 4)
12		TYPE OF REPORTING PERSON (See Instructions)
OO

(a)	All percentages calculated in this Schedule 13G are based upon an aggregate of 160,959,637 shares of common stock outstanding as of November 15, 2020 as indicated in the Issuer’s Quarterly Report on Form 10-Q filed November 23, 2020.

CUSIP No. 23821D 100	13G	Page 15 of 27 Pages

1		NAMES OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY):
Robert F. Smith
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a)		☐
(b)		☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION
United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0 shares
	6	SHARED VOTING POWER
113,753,615 shares
	7	SOLE DISPOSITIVE POWER
0 shares
	8	SHARED DISPOSITIVE POWER
113,753,615 shares
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
113,753,615 shares (See Item 4)
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
70.67% (a) (See Item 4)
12		TYPE OF REPORTING PERSON (See Instructions)
IN

(a)	All percentages calculated in this Schedule 13G are based upon an aggregate of 160,959,637 shares of common stock outstanding as of November 15, 2020 as indicated in the Issuer’s Quarterly Report on Form 10-Q filed November 23, 2020.

CUSIP No. 23821D 100	13G	Page 16 of 27 Pages

Item 1(a)	Name of Issuer:

Datto Holding Corp. (the “Issuer”).

Item 1(b)	Address of Issuer’s Principal Executive Offices:

101 Merritt 7, Norwalk, CT 06851.

Item 2(a)	Name of Person Filing:

This Schedule 13G is being jointly filed by each of the following persons pursuant to Rule 13d-1(k) promulgated by the Commission pursuant to Section 13 of the Act: (i) Vista Foundation Fund II, L.P.; (ii) Vista Foundation Fund II-A, L.P.; (iii) VFF II FAF, L.P.; (iv) Vista Foundation Fund II Executive, L.P.; (v) Vista Foundation Associates II, LLC; (vi) Merritt VI Aggregator, LLC (collectively, (i)-(vi), the “Vista Funds”); (vii) Vista Foundation Fund II GP, LLC (“VFF II GP”); (viii) VEP Group, LLC (“VEP Group”); (ix) VFF II GP (Cayman), L.P. (“VFF II-A GP”); (x) VFF II GP (Cayman), Ltd. (“VFF II-A UGP”); (xi) Vista Equity Partners Fund VI, L.P. (“VEPF VI”); (xii) Vista Equity Partners Fund VI GP, L.P. (“Fund VI GP”); (xiii) VEPF VI GP, Ltd. (“Fund VI UGP,” and collectively with Vista Funds, VFF II GP, VEP Group, VFF II-A GP, VFF II-A UGP, VEPF VI and Fund VI GP, the “Vista Entities”) and (xiv) Robert F. Smith (collectively with the Vista Entities, the “Reporting Persons”).

The Reporting Persons have entered into a Joint Filing Agreement, dated February 10, 2021, a copy of which is attached as Exhibit A to this Statement, pursuant to which the Reporting Persons agreed to file this Schedule 13G and any amendments thereto jointly in accordance with the provisions of Rule 13d-1(k)(1) under the Act.

Item 2(b)	Address of Principal Business Office or, if none, Residence:

The principal business address of each of the Vista Entities is 4 Embarcadero Center, 20th Fl., San Francisco, California 94111.

The principal business address of Mr. Smith is c/o Vista Equity Partners, 401 Congress Drive, Suite 3100, Austin, Texas 78701.

Item 2(c)	Citizenship:

See response to Item 4 of each of the cover pages.

Item 2(d)	Title of Class of Securities:

Common stock, par value $0.001 per share.

Item 2(e)	CUSIP Number:

23821D 100.

CUSIP No. 23821D 100	13G	Page 17 of 27 Pages

Item 3	If this statement is filed pursuant to §§ 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

(a) ☐	Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

(b) ☐	Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

(c) ☐	Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

(d) ☐	Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

(e) ☐	An investment adviser in accordance with §240.13d-1(b)(1)(ii)(E).

(f) ☐	An employee benefit plan or endowment fund in accordance with §240.13d-1(b)(1)(ii)(F).

(g) ☐	A parent holding company or control person in accordance with § 240.13d-1(b)(1)(ii)(G).

(h) ☐	A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813).

(i) ☐	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3).

(j) ☐	Non-U.S. institution in accordance with Rule 13d-1(b)(1)(ii)(J).

(k) ☐	Group, in accordance with §240.13d-1(b)(1)(ii)(K).

Not applicable.

Item 4	Ownership:

(a)	Amount beneficially owned as of the date hereof:

See response to Item 9 on each of the cover pages.

(b)	Percent of class: See response to Item 11 on each of the cover pages.

(c)	Number of shares as to which such person has:

(i)	Sole power to vote or to direct the vote: 0 shares.

(ii)	Shared power to vote or to direct the vote: See responses to Item 6 on each of the cover pages and Item 4(a) above.

(iii)	Sole power to dispose or to direct the disposition of: 0 shares.

CUSIP No. 23821D 100	13G	Page 18 of 27 Pages

(iv)	Shared power to dispose or to direct the disposition of: See responses to Item 8 on each of the cover pages and Item 4(a) above.

Item 5	Ownership of Five Percent or Less of a Class:

Not Applicable.

Item 6	Ownership of More Than Five Percent on Behalf of Another Person:

Not Applicable.

Item 7	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company:

Not Applicable.

Item 8	Identification and Classification of Members of the Group:

Not Applicable.

Item 9	Notice of Dissolution of Group:

Not Applicable.

Item 10	Certification:

Not Applicable.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 10, 2021

VISTA FOUNDATION FUND II, L.P.

By:	Vista Foundation Fund II GP, LLC
Its:	General Partner

By:	VEP Group, LLC
Its:	Senior Managing Member

By:	/s/ Robert F. Smith
Name:	Robert F. Smith
Title:	Managing Member

VISTA FOUNDATION FUND II GP, LLC

By:	VEP Group, LLC
Its:	Senior Managing Member

By:	/s/ Robert F. Smith
Name:	Robert F. Smith
Title:	Managing Member

VEP GROUP, LLC

By:	/s/ Robert F. Smith
Name:	Robert F. Smith
Title:	Managing Member

VISTA FOUNDATION FUND II-A, L.P.

By:	VFF II GP (Cayman), L.P.
Its:	General Partner

By:	VFF II GP (Cayman), Ltd.
Its:	General Partner

By:	/s/ Robert F. Smith
Name:	Robert F. Smith
Title:	Sole director and member

VFF II GP (CAYMAN), L.P.

By:	VFF II GP (Cayman), Ltd.
Its:	General Partner

By:	/s/ Robert F. Smith
Name:	Robert F. Smith
Title:	Sole director and member

VFF II GP (CAYMAN), LTD.

By:	/s/ Robert F. Smith
Name:	Robert F. Smith
Title:	Sole director and member

VFF II FAF, L.P.

By:	Vista Foundation Fund II GP, LLC
Its:	General Partner

By:	VEP Group, LLC
Its:	Senior Managing Member

By:	/s/ Robert F. Smith
Name:	Robert F. Smith
Title:	Managing Member

VISTA FOUNDATION FUND II EXECUTIVE, L.P.

By:	Vista Foundation Fund II GP, LLC
Its:	General Partner

By:	VEP Group, LLC
Its:	Senior Managing Member

By:	/s/ Robert F. Smith
Name:	Robert F. Smith
Title:	Managing Member

VISTA FOUNDATION ASSOCIATES II, LLC

By:	VEP Group, LLC
Its:	Senior Managing Member

By:	/s/ Robert F. Smith
Name:	Robert F. Smith
Title:	Managing Member

MERRITT VI AGGREGATOR, LLC

By:	Vista Equity Partners Funds VI, L.P.
Its:	Managing Member

By:	Vista Equity Partners Funds VI GP, L.P.
Its:	General Partner

By:	VEPF VIGP, Ltd.
Its:	General Partner

By:	/s/ Robert F. Smith
Name:	Robert F. Smith
Title:	Sole director and member

VISTA EQUITY PARTNERS FUNDS VI, L.P.

By:	Vista Equity Partners Funds VI GP, L.P.
Its:	General Partner

By:	VEPF VIGP, Ltd.
Its:	General Partner

By:	/s/ Robert F. Smith
Name:	Robert F. Smith
Title:	Sole director and member

VISTA EQUITY PARTNERS FUNDS VI GP, L.P.

By:	VEPF VIGP, Ltd.
Its:	General Partner

By:	/s/ Robert F. Smith
Name:	Robert F. Smith
Title:	Sole director and member

VEPF VI GP, LTD.

By:	/s/ Robert F. Smith
Name:	Robert F. Smith
Title:	Sole director and member

/s/ Robert F. Smith
Robert F. Smith

Exhibit A

AGREEMENT REGARDING THE JOINT FILING OF SCHEDULE 13G

The undersigned hereby agree that a single Schedule 13G (or any amendment thereto) relating to the common stock of Datto Holding Corp. may be filed on behalf of each of the undersigned and that this Agreement shall be filed as an exhibit to such Schedule 13G.

Date: February 10, 2021

VISTA FOUNDATION FUND II, L.P.

By:	Vista Foundation Fund II GP, LLC
Its:	General Partner

By:	VEP Group, LLC
Its:	Senior Managing Member

By:	/s/ Robert F. Smith
Name:	Robert F. Smith
Title:	Managing Member

VISTA FOUNDATION FUND II GP, LLC

By:	VEP Group, LLC
Its:	Senior Managing Member

By:	/s/ Robert F. Smith
Name:	Robert F. Smith
Title:	Managing Member

VEP GROUP, LLC

By:	/s/ Robert F. Smith
Name:	Robert F. Smith
Title:	Managing Member

VISTA FOUNDATION FUND II-A, L.P.

By:	VFF II GP (Cayman), L.P.
Its:	General Partner

By:	VFF II GP (Cayman), Ltd.
Its:	General Partner

By:	/s/ Robert F. Smith
Name:	Robert F. Smith
Title:	Sole director and member

VFF II GP (CAYMAN), L.P.

By:	VFF II GP (Cayman), Ltd.
Its:	General Partner

By:	/s/ Robert F. Smith
Name:	Robert F. Smith
Title:	Sole director and member

VFF II GP (CAYMAN), LTD.

By:	/s/ Robert F. Smith
Name:	Robert F. Smith
Title:	Sole director and member

VFF II FAF, L.P.

By:	Vista Foundation Fund II GP, LLC
Its:	General Partner

By:	VEP Group, LLC
Its:	Senior Managing Member

By:	/s/ Robert F. Smith
Name:	Robert F. Smith
Title:	Managing Member

VISTA FOUNDATION FUND II EXECUTIVE, L.P.

By:	Vista Foundation Fund II GP, LLC
Its:	General Partner

By:	VEP Group, LLC
Its:	Senior Managing Member

By:	/s/ Robert F. Smith
Name:	Robert F. Smith
Title:	Managing Member

VISTA FOUNDATION ASSOCIATES II, LLC

By:	VEP Group, LLC
Its:	Senior Managing Member

By:	/s/ Robert F. Smith
Name:	Robert F. Smith
Title:	Managing Member

MERRITT VI AGGREGATOR, LLC

By:	Vista Equity Partners Funds VI, L.P.
Its:	Managing Member

By:	Vista Equity Partners Funds VI GP, L.P.
Its:	General Partner

By:	VEPF VIGP, Ltd.
Its:	General Partner

By:	/s/ Robert F. Smith
Name:	Robert F. Smith
Title:	Sole director and member

VISTA EQUITY PARTNERS FUNDS VI, L.P.

By:	Vista Equity Partners Funds VI GP, L.P.
Its:	General Partner

By:	VEPF VI GP, Ltd.
Its:	General Partner

By:	/s/ Robert F. Smith
Name:	Robert F. Smith
Title:	Sole director and member

VISTA EQUITY PARTNERS FUNDS VI GP, L.P.

By:	VEPF VIGP, Ltd.
Its:	General Partner

By:	/s/ Robert F. Smith
Name:	Robert F. Smith
Title:	Sole director and member

VEPF VI GP, LTD.

By:	/s/ Robert F. Smith
Name:	Robert F. Smith
Title:	Sole director and member

/s/ Robert F. Smith
Robert F. Smith